Exhibit 10(f)(35)

2024 Executive Long-Term Incentive Program (2024 E-LTIP)

Under the 2024 E-LTIP, executive officers of the Company are eligible to receive shares of common stock of the Company based on (i) satisfying certain performance measures established by the Compensation Committee of the Board of Directors (performance share units, “PSUs”) for 50% of the award and (ii) continued service only (restricted stock units) for 50% of the award.

The 2024 E-LTIP PSU performance measure is Adjusted Operating Income Improvement measured over the following discrete measurement periods: fiscal year 2024 (weighted at 20%), fiscal year 2025 (weighted at 20%), fiscal year 2026 (weighted at 20%), and cumulative fiscal years 2024 through 2026 (weighted at 40%). All performance goals were established at the time of the 2024 grant.

Adjusted Operating Income (weighted 100%): Income before Income Taxes as reported in the Company's audited consolidated financial statements, as adjusted annually for the following discretely disclosed items (in either Management's Discussion and Analysis (MD&A) or the footnotes to the financial statements) on an individual basis, or in the aggregate, per item and subject to monetary thresholds as noted:
•Amortization of acquisition-related intangibles;
•Non-service retirement-related defined benefit pension and retiree health costs;
•Restructuring and related costs, net;
•Transaction and related costs;
•Non-cash write-offs or impairments, except for assets acquired or developed within the past three years of the balance sheet date (to the extent the amount is greater than $10 million pre-tax);
•Gains/(losses) resulting from acts of war, terrorism, or natural disasters (to the extent the amount is greater than $10 million pre-tax);
•Items individually identified within Other expenses, net (except for interest, currency and asset sales) to the extent the amount is greater than $10 million pre-tax; if any such item qualifies for separate line item disclosure on the face of the consolidated statement of income in accordance with Generally Accepted Accounting Principles consistently applied, then such item will also warrant adjustment;
•Impacts of any individual acquisition in excess of $500 million purchase price;
•Impacts of a divestiture with revenue equal to or greater than $100 million; and
•Effects of a change in accounting principle as identified within the Company's consolidated financial statements or MD&A.
The 2024 E-LTIP also includes a Relative Total Shareholder Return (RTSR) modifier (stock price appreciation plus dividends paid), measured over three equally weighted measurement periods (fiscal year 2024, fiscal year 2024-2025, and fiscal year 2024–2026). RTSR will be determined by ranking Xerox and the companies within the S&P 600 Information Technology Index, from highest to lowest, according to their respective TSRs for each of the three measurement periods. Performance will be determined based on the average RTSR of the three measurement periods and based on these results, the RTSR modifier can increase or decrease the full award value by 25 percent. Final payout will be determined based on the weighted average of Xerox’s Adjusted Operating Income payout for each of the three measurement periods, and depending on RTSR performance, an increase or decrease by 25 percent, capped at 200% of target.

1